EXHIBIT 10

The following is a description of Beacon Roofing Supply's management cash bonus plan.

The bonus plan provides for the payment of annual cash bonuses to employees who are considered management level. The bonus plan is administered by the Board of Directors, which has full authority to select participants, set bonus amounts, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary bonuses, although the Board typically performs these functions only for executives. The Board receives recommendations from the Compensation Committee.

A base bonus amount is set for each participant. With respect to branch management, base bonuses are generally 40% earned when meeting their respective income before taxes target, 40% upon achieving specific management objectives, 10% when meeting their sales target and 10% when the regional income before taxes target is met. With respect to regional management below the regional vice president level, base bonuses are generally 50% earned when meeting their respective income before taxes target, 10% when meeting their sales target and 40% upon achieving specific management objectives. With respect to regional vice presidents, base bonuses are earned as follows: 60% when meeting the respective region’s income before taxes target; 10% when meeting the region’s sales target; 10% when the Company meets its income before taxes target; and 20% upon achieving specific management objectives. With respect to senior vice presidents responsible for more than one region, 33%-50% (determined on an individual basis) of their base bonus is earned if the Company meets its income before taxes target and for meeting specific corporate management objectives and the other 50%-67% is based on meeting the respective regions’ income before taxes and sales targets and specific regional management objectives. For corporate vice presidents, 50% of their base bonus is earned if the Company meets its income before taxes target and 50% is earned on achieving specific management objectives.

For our Named Executive Officers, 90% of the base bonus is earned if the Company achieves the Company-wide income before taxes target and 10% on qualitative performance evaluations by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chief Executive Officer of the other executive officers, as presented to the Compensation Committee. The qualitative performance evaluations consider such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism.

For all of the above participants, if the sales and income before taxes targets are not met at the 100% level, the participant's bonus with respect to each of those targets is prorated on a straight line basis if the participant achieves a range of 85% to 100% of target, with no bonus paid at less than 85% of target. In addition, operational and other selected members of management can receive an additional maximum performance bonus if income before taxes exceeds 100% of target, up to an amount equal to 60% of the base bonus (except 80% for the Chief Executive Officer). If the Company exceeds the target, these participants each earn a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeds the target, up to their respective maximum performance bonus amount.